SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 0-6643


                                 Unitog Company
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             (Exact name of registrant as specified in its charter)


        1300 Washington Street, Kansas City, Missouri 64105 816)474-7000
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                Common Stock, Par Value $0.01 Per Share (Title of
                 each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]                 Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date:
                    1

        Pursuant to the requirements of the Securities Exchange Act of 1934, Unitog Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     UNITOG COMPANY


DATE:   March 24, 1999               BY: /s/ Randolph K. Rolf
                                        --------------------------------
                                              Randolph K. Rolf
                                              Chairman, President and
                                              Chief Executive Officer